Fifth Amendment

to the

Compliance Consulting Agreement

Between

Capitol Series trust

and

Ultimus Fund Solutions, LLC

This fifth amendment (the “Amendment”) dated as of March 14, 2019, to the Compliance Consulting Agreement (“Agreement”) dated December 21, 2016, is made by and between Capitol Series Trust and Ultimus Fund Solutions, LLC (collectively, the “Parties”).

The Parties desire to amend the Agreement according to the terms and conditions set forth in this Amendment.

In consideration of the Parties agreement to amend their obligations in the existing Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to keep, perform and fulfill the promises, conditions, and agreements described below:

1.	Schedule A is hereby amended as follows:

AMENDED SCHEDULE A
to the
Compliance Consulting Agreement

between

Capitol Series Trust

and

Ultimus Fund Solutions, LLC

Dated December 21, 2016

As Amended March 14, 2019

Funds

Hedeker Strategic Appreciation Fund

Fuller & Thaler Behavioral Small-Cap Equity Fund

Fuller & Thaler Behavioral Small-Cap Growth Fund

Fuller & Thaler Behavioral Mid-Cap Value Fund

Fuller & Thaler Behavioral Unconstrained Equity Fund

Fuller & Thaler Behavioral Small-Mid Core Equity Fund

Fuller & Thaler Behavioral Micro-Cap Equity Fund

Reynders, McVeigh Core Equity Fund

Alta Quality Growth Fund

Guardian Dividend Growth Fund

The Parties hereto have executed this Amendment to the Agreement as of March 14, 2019.

Capitol Series Trust		Ultimus Fund Solutions, LLC

By:	/s/ Matthew J. Miller	By:	/s/ Gary Tenkman
Matthew J. Miller		Gary Tenkman
Title: President		Title: Chief Executive Officer